[FIDELITY SECURITY LIFE LOGO]


                              457 PLAN ENDORSEMENT

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                            KANSAS CITY MO 64111-2406
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The contract to which this Endorsement is attached is issued pursuant to ss. 457 of the Internal Revenue Code of 1986, as amended (the "Code"). This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless otherwise indicated in writing by the Company. In the case of a conflict with any provisions in the Contract, the provisions of this Endorsement will control.

The Contract is amended as follows:


          1. EXCLUSIVE BENEFIT. This contract is issued pursuant to an eligible deferred compensation plan under ss. 457(b) of the Code (the "Plan"). Pursuant to ss. 457(g) of the Code, notwithstanding any other provision of the contract, effective January 1, 1999, all contributions to the contract, and all accumulations thereon, shall be held for the exclusive benefit of the Participants and the Beneficiaries under the Plan. Such amounts and accumulations shall not be subject to claim of right by the employer (owner) or any of its creditors. No part of the contract may be diverted or repaid to the employer except as permitted by applicable law.

          2. OWNER/ANNUITANT. The Owner of the contract shall be the employer under the Plan. The Owner's rights are subject to paragraph 1 of this Endorsement. The Annuitant shall be a participant under the Plan. There shall be no joint owner.

          3. DEATH OF ANNUITANT. The death benefit provisions under the contract shall be amended to read as follows:

         Death of Annuitant During the Accumulation Period - The death benefit will be paid to the Beneficiary(ies) designated by the Owner or its designee during the Accumulation Period.

         Death Benefit of Amount During the Accumulation Period - The death benefit will be the greater of :

          (i) the purchase payments, less any surrenders and related Surrender Charges;

          (ii) the Contract Value determined as of the end of the Business Day during which we receive both due proof of death and an election for the payment method.

         The amount of the death benefit is determined as of the end of the Business Day during which we receive both due proof of death and an election for the payment method. The death benefit amount remains in the Separate Account and/or Fixed Account until distribution begins. From the time that the death benefit is determined until complete distribution is made, any amount in the Subaccount will be subject to investment risk which is borne by the Beneficiary.

         Death Benefit Options During the Accumulation Period - A Beneficiary must elect the death benefit to be paid under one of the options below in the event of the death of the Annuitant during the Accumulation Period.

               Option 1 - lump sum payment of the death benefit; or

               Option 2 - payment of the death benefit under an Annuity Option over a period not to exceed fifteen (15) years (or the life expectancy of the surviving spouse of the Annuitant if the spouse is the Beneficiary) beginning within one (1) year of the date of the death of the Annuitant.

         Any  distribution  payable over a period of more than one year can only
         be  made  in  substantially   nonincreasing   amounts  (paid  not  less
         frequently than annually).

         Any portion of the death benefit not applied under Option 2 within one year of the date of the Annuitant's death shall be distributed over a period of ten (10) years beginning on such date.

         If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the suspension or deferral of payments provision is in effect.

         Payment to the Beneficiary, other than in a single sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death.

         Death of Annuitant During the Annuity Period - If the Annuitant dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at the time of the Annuitant's death. Such payments will be made to the Beneficiary.

         Payment of Death Benefit - We will require due proof of death before any death benefit is paid. Due proof of death will be:

          1.   a certified death certificate;

          2. a certified decree of a court of competent jurisdiction as to the finding of death;

          3. a written statement by a medical doctor who attended the deceased; or

          4.   any other proof satisfactory to us.

         Any death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

          4. PLAN PROVISIONS/OTHER REQUIREMENTS. The contract is purchased pursuant to the provisions of the Plan which may limit the Owner's or Annuitant's rights under the contract. No such Plan provision shall limit the Owner's or Annuitant's rights under the contract unless the employer has provided the company with written notification of such provision. In no event shall any Plan provision enlarge the company's obligations under the contract. Further, the availability of payments pursuant to various options of the contract may be restricted and altered to the extent necessary to comply with Code ss. 457 and the Regulations thereunder.

          5. AMENDMENT. This contract shall be amended without consent of the Owner, Annuitant or Beneficiary (in Kansas, Pennsylvania, and Washington only with consent of Owner) as required to ensure that this contract continues to satisfy the applicable requirements of the Code and the Regulations thereunder, in effect during the term of this contract. A copy of each amendment will be furnished to the Owner.



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           Secretary                                    President